(d)(22)

                                 AMENDMENT NO. 1
                                       TO
                          INVESTMENT ADVISORY AGREEMENT

                             THE GLENMEDE FUND, INC.
      (U.S. EMERGING GROWTH PORTFOLIO, FORMERLY SMALL CAPITALIZATION GROWTH
                                   PORTFOLIO)

      The Investment Advisory Agreement dated December 29, 1999, by and between The Glenmede Fund, Inc. (the "Fund") and Glenmede Advisers, Inc. (the "Agreement") is hereby amended effective as of August 1, 2005 as follows:

      Paragraph 3, COMPENSATION OF THE ADVISER, is amended and restated in its entirety as follows:

            3. COMPENSATION OF THE ADVISER

      For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date hereof, the Portfolio will pay the Adviser and the Adviser will accept as full compensation therefor, a fee computed daily and paid monthly (in arrears), at an annual rate of .55% of the average daily net assets held in the Portfolio.

      Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their officers designated below as of August 1, 2005.

                        THE GLENMEDE FUND, INC.


                        By: /s/Mary Ann B. Wirts
                           --------------------------
                           Title: President

                        GLENMEDE ADVISERS, INC.


                        By: /s/Kimberly C. Osborne
                           --------------------------
                           Title: Vice President


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